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                             ARROW ELECTRONICS, INC.
                             INTERNET BUSINESS GROUP

                           STRATEGIC INCENTIVE PROGRAM

                                    * * * * *

1.       INTRODUCTION.

1.1. This instrument sets forth the terms and conditions of the Arrow Electronics, Inc. Internet Business Group Strategic Incentive Program, as adopted effective December 16, 1999.

1.2. The purpose of the Program is to provide incentive benefits to, or on account of, certain employees of the Company who meet the eligibility requirements and are selected for participation in the Program. It is intended that the Program shall aid the Company in retaining and attracting employees whose abilities, experience and judgment can contribute to the continued progress of the Company.

2.       DEFINITIONS.

2.1.     "Accounts" means a Participant's Cash Account and Common Stock Account.

2.2. "Beneficiary" means the person or persons designated by the Participant on his or her most recent Beneficiary Designation Form to receive any death benefits payable under the Program.

2.3. "Beneficiary Designation Form" means the form pursuant to which a Participant designates his or her Beneficiary, in such form as the Board determines from time to time in its sole discretion.

2.4. "Board" means the Board of Directors of the Company, as constituted from time to time.

2.5. "Cash Account" means the bookkeeping account established for a Participant under the Program and to which the Cash Component of a Participant's SIP Unit award is credited from time to time, as adjusted from time to time as provided in the Program.

2.6.     "Cash Component" shall have the meaning ascribed thereto in Section
         2.19.

2.7. "Company" means Arrow Electronics, Inc., a New York corporation, or any successor corporation to Arrow Electronics, Inc.

2.8. "Common Stock" means the Common Stock, par value $1.00 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

2.9. "Common Stock Account" means the bookkeeping account established for a Participant under the Program and to which the Common Stock Component of a Participant's SIP
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         Unit award is credited from time to time, as adjusted from time to time as provided in the Program.

2.10.    "Common Stock Component" shall have the meaning ascribed thereto in
         Section 2.19.

2.11. "Contribution" means a bookkeeping entry to a Participant's Accounts determined pursuant to Section 6 of the Plan.

2.12. "Disability" means disability as defined in the Participant's then effective employment agreement with the Company, or if the Participant is not then a party to an effective employment agreement with the Company which defines disability, "Disability" means disability as determined by the Board, in accordance with standards and procedures similar to those under the Company's long-term disability plan, if any.

2.13. "Eligible Employee" means any employee of the Company's Internet Business Group.

2.14. "Fair Market Value" means the fair market value of a share of Common Stock as determined by the Board in good faith, from time to time.

2.15. "Participant" means (i) any Eligible Employee who is selected for participation in the Program pursuant to Section 3 below, or (ii) an individual with positive Account balances under the Program.

2.16. "Payment Date" means the last business day immediately preceding each anniversary of the date on which a SIP Unit is first contributed to a Participant's Account, or such other date as determined by the Board in its sole discretion.

2.17. "Program" means the Arrow Electronics, Inc. Internet Business Group Strategic Incentive Program, as set forth herein and as amended from time to time.

2.18. "Retirement" means the voluntary retirement by the Participant from active employment with the Company and its Subsidiaries on or after the attainment of normal retirement age under Company-sponsored pension or retirement plans or any other age with the consent of the Board.

2.19. "SIP Unit" means a unit having a value determined by the Board from time to time in its sole discretion, one-half of which shall be comprised of the Cash Component, and the remaining one-half of which shall be comprised of the Common Stock Component. The value of a SIP Unit for any year in which the Program is in effect shall be the same with respect to all Participants.

2.20. "Subsidiary(ies)" means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.
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3.       ELIGIBILITY.

Participation in the Program shall be limited to Eligible Employees selected as Participants by the Board, or by such other individual(s) to whom the Board has delegated such authority; provided, however, that the selection of an Eligible Employee as a Participant with respect to one year shall not obligate the Board or such other designated individual(s) to select such Eligible Employee as a Participant with respect to any subsequent year in which the Program is in effect.

4.       ADMINISTRATION.

4.1 The Board will have full authority to administer, construe and interpret the Program and to promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Program.

4.2 Subject to the terms and conditions of the Program, the Board shall make all determinations necessary or advisable for the implementation, administration and maintenance of the Program, including, without limitation, correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies), in the Program. The Board's determinations under the Program need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Board in connection with the Eligible Employee or the interpretation, administration, implementation or maintenance of the Program shall be final, conclusive and binding upon all Eligible Employees and any person(s) claiming under or through any Eligible Employee. The Board may designate persons other than itself to carry out the day-to-day administration of the Program under such conditions and limitations as it may prescribe. In addition, the Board may delegate all of its authority under the Program to any individual or group of individuals, including, but not limited to, a committee of the Board comprised solely of two or more Non-Employee Directors (as defined in the Securities Exchange Act of 1934, as amended).

4.3 The Company will indemnify and hold harmless the Board and each member thereof (and any party to whom the Board has delegated its authority under the Program) against any cost or expense (including, without limitation, reasonable attorneys' fees and expenses) or liability (including without limitation any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act, except in the case of willful gross misconduct or gross negligence.

4.4 All fees and expenses incurred in administering the Program will be paid by the Company.

5.       PARTICIPANT ACCOUNTS.

The Board shall establish as bookkeeping accounts a Cash Account and a Common Stock Account for each Participant under the Program. Thereafter, the Board shall credit each Participant's Accounts with (i) all Contributions under the Program with respect to the Participant and (ii) deemed investment returns pursuant to Section 7 below.
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6.       CONTRIBUTIONS.

6.1 On April 1 of each year in which the Program remains in effect, or such other date as determined by the Board in its sole discretion, the Company shall credit to the Cash Account of each Eligible Employee who has been selected as a Participant with respect to such year, the Cash Component of the SIP Unit(s) that the Board, in its sole discretion, has determined to award to such Participant for such year; provided, however, that the number of SIP Units awarded to each such Participant with respect to such year need not be the same.

6.2 On April 1 of each year in which the Program remains in effect, or such other date as determined by the Board in its sole discretion, the Company shall credit to the Common Stock Account of each Eligible Employee who has been selected as a Participant with respect to such year, the Common Stock Component of the SIP Unit(s) that the Board, in its sole discretion, has determined to award to such Participant for such year; provided, however, that the number of SIP Units awarded to each such Participant with respect to such year need not be the same.

6.3      No Participant contributions to the Program are required or permitted.

7.       DEEMED INVESTMENT OF ACCOUNTS.

7.1 During and for each year in which the Program is in effect, the balance in each Participant's Cash Account will be deemed to be invested as of the date the Cash Component of the SIP Unit(s) is credited to such Participant's Cash Account under the Program in an account bearing a rate of interest compounded monthly as determined from time to time by the Board in its sole discretion.

7.2 During and for each year in which the Program is in effect, the balance in each Participant's Common Stock Account will be deemed to be invested as of the date the Common Stock Component of the SIP Unit(s) is credited to such Common Stock Account under the Program.

7.3 At the end of each calendar month, or such other period as the Board shall determine in its sole discretion, each Participant's Accounts shall be adjusted pursuant to Section 8 below, and such adjusted Account balances shall then be deemed reinvested for the immediately succeeding calendar month, or such other applicable period.

8.       VALUATION.

At the end of each calendar month, the balance in the Accounts of each Participant shall be determined by the Board, taking into account (i) any increase therein resulting from Contributions for such calendar month under
Section 6, if any, (ii) any earnings with respect to Participant's existing Cash Account balance, (iii) any dividends or other distributions made with respect to the Common Stock or any reorganizations, mergers, or other transactions affecting the Common Stock and (iv) any decrease therein resulting from the distribution to such Participant, or such Participant's Beneficiary(ies), of any portion of such Accounts pursuant to Section 9 below.
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9.       DISTRIBUTIONS.

9.1 Except as otherwise provided in this Section 9, commencing on the first Payment Date and on each Subsequent Payment Date, the Participant shall receive a distribution from each of his or her Accounts equal to twenty percent (20%) of the balance in each such Account as determined immediately prior to such Payment Date.

9.2 If a Participant's employment with the Company's Internet Business Group is terminated for any reason other than his or her death, Disability or Retirement, such Participant shall forfeit his or her Account balances as of the date of such termination of employment and shall not be entitled to any further distributions under the Program.

9.3 If a Participant's employment with the Company's Internet Business Group is terminated by reason of his or her death, Disability or Retirement, the balance of the Participant's Accounts will be distributed to the Participant, or his or her Beneficiary, as appropriate in annual installments over a period not to exceed five (5) years; provided, however, that the Board, in its sole discretion, may provide that any such amounts shall be paid by the Company in a lump sum.

9.4 All distributions from a Participant's Cash Account shall be payable in cash, or such other form as determined by the Board in its sole discretion.

9.5 All distributions from a Participant's Common Stock Account shall be payable in shares of Common Stock, with any fractional shares payable in cash in an amount determined by the Board in its sole discretion; provided, however, that the Participant or his or her Beneficiary, as appropriate, may request prior to any Payment Date to receive a percentage of his or her Common Stock Account distribution sufficient to pay his or her tax liability associated with such distribution, and the Board may, in its sole discretion, elect to have the Company pay in cash such amount or any lesser amount as determined by the Board in its sole discretion.

10.      AMENDMENT OR TERMINATION.

The Program may be amended, modified or terminated at any time by the Board; provided, however, that upon the termination of the Program, Participants' Accounts shall be distributed in such manner and over such period as the Board, in its sole discretion, shall determine.

11.      NATURE OF OBLIGATIONS OF THE COMPANY.

11.1 The Company will make all benefit payments under the Program to Participants or Beneficiaries, where applicable. No funds or assets of the Company or any Subsidiary will be segregated or physically set aside with respect to the Program.

11.2 No Participant or Beneficiary will have an interest as a shareholder of the Company or in any specific asset of the Company or any Subsidiary as a result of the Program. The only right of a Participant or Beneficiary(ies) to receive benefits under the Program will be that of an unsecured general creditor of the Company.
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11.3     Nothing in the Program shall preclude the Company or any Subsidiary from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, or engaging in any other corporate transaction.

12.      NON-ASSIGNMENT OF INTEREST.

The Program shall be binding upon and inure to the benefit of (a) the Company and its respective successors and assigns, and (b) each Participant, his or her Beneficiary(ies) and estate. Benefits payable under the Program will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy or charge. Any attempt to do so shall be void; nor shall any amount in any manner be subject to any claims for the debts, contracts, liabilities, engagements or torts of the Participant (or the Participant's Beneficiary or personal representative) entitled to such benefit. No Participant shall be entitled to borrow at any time any portion of the Participant's Account balances under the Program.

13.      NOT AN EMPLOYMENT CONTRACT.

The existence of this Program and/or participation in it shall not create any right of the Participant to continue in the employ of the Company and/or any Subsidiary.

14.      WITHHOLDING.

All benefits payable under the Program shall be subject to applicable Federal, foreign, state, local, income, or other taxes imposed in accordance with applicable law. The Participants, their Beneficiaries and personal representatives shall bear any and all federal, foreign, state, local, income, or other taxes imposed in accordance with applicable law on amounts credited and/or paid under the Program. The Company shall have the right to deduct from any payment or settlement under the Program or from any other compensation payable by the Company or any Subsidiary to a Participant, any federal, foreign, state, local, income, or other taxes of any kind which the Board, in its sole discretion, deems necessary to be withheld to comply with any applicable law, rule or regulation.

15.      DESIGNATION OF BENEFICIARY(IES).

Each Participant under the Program shall designate on his or her Beneficiary Designation Form a Beneficiary or Beneficiaries to receive any payment which under the terms of the Program becomes payable on, after or as a result of the Participant's death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such Beneficiary(ies). Any such designation, change or cancellation must be on a Beneficiary Designation Form and shall not be effective until received by the Board. If no Beneficiary(ies) has been designated by a deceased Participant, or if the designated Beneficiary(ies) have predeceased the Participant, the Beneficiary shall be the Participant's estate. If the Participant designates more than one Beneficiary, any payments under the Program to such Beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.
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16.      SEVERABILITY OF PROVISIONS.

In the event any provision of the Program would serve to invalidate the Program, that provision shall be deemed to be null and void, and the Program shall be construed as if it did not contain the particular provision that would make it invalid.

17.      GOVERNING LAW AND INTERPRETATION.

The Program shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of New York, without regard to the principles of conflict of laws thereof. This Program shall not be interpreted as either an employment agreement or trust agreement.

18.      OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS.

Payments and other benefits received by a Participant under the Program shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary.